Exhibit 10.39

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of February 12, 2016 (the “Effective Date”), by and between Avalanche Biotechnologies, Inc., a Delaware, USA corporation with an address at 1035 O’Brien Drive, Menlo Park, CA 94025 (the “Company”), and Hans Hull, an individual with an address at *** (the “Consultant”). The Company and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties.”

Recitals

Whereas, Company and Consultant have entered into that certain Separation Agreement and General Release dated February 12, 2016, “Separation Agreement” and Consultant has not revoked his acceptance of the terms of the Separation Agreement under of Section 5 of such Separation Agreement;

Whereas, Company has agreed to provide Consultant with certain consideration in exchange for Consultant’s provision of Services (as defined below) and agreement to sign and abide by the terms of this Consulting Agreement; and

Now Therefore, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

Agreement

1.Consulting Services.

Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth herein. Consultant agrees to use its best efforts to provide to Company services relating to the area of gene therapy and other areas where the Company has ongoing research upon the Company’s request, and cooperate fully with Company and assist Company with all reasonable management, operational, scientific research and development, and transitional matter, including by being available for consultations and meetings, responding to any informational requests, and cooperation and assistance in defending any pending and future litigation against the Company (the “Services”). The specific nature and amount of the Services to be performed by Consultant shall be as determined by the Parties during the term of this Agreement.

2.Compensation.

As complete and full compensation for the Services provided by Consultant to Company hereunder, Company shall provide to Consultant the consideration listed in Exhibit A hereto (the “Compensation”).

3.Independent Contractor.

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The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant agrees not to use or refer to the name of Company, particularly in connection with or suggesting the endorsement of any products or services, in any public statements, promotion or advertising, whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media, without Company’s advance written permission, which written permission will not be unreasonably withheld. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation).

4.Recognition of Company’s Rights; Nondisclosure.

Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:

4.1At all times during the term of this Agreement and seven (7) years thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.  It is understood that the Proprietary Information will remain the sole property of the Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information and expressly agrees that it shall not disclose to or use with any employee, agent or representative of Consultant, if any, with access to any Proprietary Information of Company.

4.2The term “Proprietary Information” shall mean any and all business and technical information, trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company regardless of the means of disclosure. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, materials, electronic components, formulations, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding past, current and future research, development and products; marketing and selling activities; protocols and any other pre-clinical and clinical information; scientific and technical information and data; business models; budgets and unpublished financial statements; licenses; expenses; pricing information; costs; suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

4.3Proprietary Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records

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immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of any obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Proprietary Information, as shown by documents and other competent evidence in the receiving party’s possession.

4.4In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential and proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

5.Intellectual Property Rights.

5.1All materials and information provided by Company to Consultant are deemed to be owned by Company and shall be returned to the Company at the conclusion of the Services covered by this Agreement.

6.Nonsolicitation of Employees.

6.1During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

6.2If any restriction set forth in Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.No Conflicting Obligation.

7.1Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.

8.No Improper Use of Materials.

Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such

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materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

9.Term and Termination.

9.1This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for a term of 1 year after the Effective Date, unless earlier terminated as provided below.

9.2Consultant may terminate the Agreement at any time by giving no less than fifteen (15) business days prior written notice to the other Party.

9.3(a)The Company may terminate the Agreement, and the Consultant’s Services hereunder, at any time for Cause. In the event the Agreement is terminated by the Company for Cause, the Consultant shall cease vesting in his Equity Awards (as defined in Section 1 of the Separation Agreement and General Release executed by the parties on February 12, 2016 (the “Separation Agreement”)) as of the date of such termination.

(b)For purposes of this Section 9.3, “Cause” will be determined in the sole discretion of the Company’s board of directors and will mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) willful and material breach of Consultant’s duties to provide the Services; (iii) intentional and material damage to the Company’s property; (iv) material breach of the Proprietary Information and Inventions Assignment Agreement, by and between Consultant and the Company, dated February 7, 2012; or (v) material breach of any of the provisions of this Agreement or the Separation Agreement.

9.4The obligations set forth in Articles 5, 6, 7 and 10 through 17 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services and any Work Product, together with all documents and other items containing or pertaining to any Proprietary Information.

10.Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means.  Any assignment not in accordance with this Section 10 shall be void.

11.Legal and Equitable Remedies.

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Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.Compliance with Applicable Laws and Obligations.

Consultant will perform the Services in compliance with all applicable laws, Company’s instructions and this Agreement.

13.Representation and Warranty.

Consultant represents and warrants that (a) this Agreement does not conflict with Consultant's duties and obligations under any other agreement to which Consultant is a party; (b) Consultant is free to provide any and all information and materials that Consultant will furnish to Company in connection with its services; (c) Consultant has complied with all requirements imposed by his/her institution and or regulatory authorities including notification or pre-authorization regarding the Services provided under this Agreement; (d) Consultant has not been “debarred” by the United States Food and Drug Administration (“FDA”) nor have debarment proceedings been commenced against Consultant, nor will Consultant use in any capacity the services of any person debarred by FDA in performing its obligations under this Agreement; (e) Consultant’s performance under this Agreement will conform with all applicable industry standards and federal, state and local laws, rules and regulations; and (f) all employees, agents and contractors of Consultant that perform any services under this Agreement are under a written obligation to assign any and all right, title and interest in any Intellectual Property to Consultant.  Consultant will promptly inform Company in writing should any conflict or possible conflict of duties and obligations arise, or of any debarment, or the commencement of any debarment or like proceedings against Consultant during the term of this Agreement.

14.Governing Law; Severability.

This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles. Consultant consents to personal and exclusive jurisdiction and venue in the State of California.

15.Complete Understanding; Modification.

This Agreement, and the Exhibits mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements; provided, however, that the non-disclosure Agreement, if any, between the parties entered into prior to the Effective Date shall continue to govern the confidential information exchanged thereunder, to the extent that such confidential information is not covered under this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

16.Notices.

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Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

17.Counterparts; Execution.

This Agreement may be executed by facsimile or Adobe™ Portable Document Format (PDF) sent by electronic mail and in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

Hans Hull		AVALANCHE BIOTECHNOLOGIES, INC.
Signature:	/s/ Hans Hull	Signature:	/s/ Paul B. Cleveland
Print Name:	Hans Hull	Print Name:	Paul B. Cleveland
Title:	Consultant	Title:	Chief Executive Officer and President
Date:	2/12/2016	Date:	2/12/2016
		Reviewed by AAVL Legal:	/s/ Jennifer Cheng

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Exhibit A

Services and Compensation

Time to be devoted:  Consultant shall provide Services on an ad hoc basis to be mutually agreed upon by Consultant and Company.

Compensation:  The Company has granted to Consultant while Consultant was an employee of Company, certain Equity Awards as defined in Section 1 of the Separation Agreement and General Release executed by the parties on February 12, 2016. As full and complete compensation for performing the Services, the Equity Awards will vest according to the schedule set forth in Section 1.c. of the Separation Agreement. In the event that Consultant terminates this Agreement under Section 9.2 or the Company terminates this Agreement under Section 9.3, all shares of the Options and RSUs as unvested as of such termination date shall immediately be cancelled.

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